Exhibit 99.1

CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango Elects to Convert Series A and Series B Preferred Stock

into Common Stock

HOUSTON – JANUARY 26, 2004 – Contango Oil & Gas Company (AMEX: MCF) announced that it has given notice to the holder of its Series A preferred stock and the holder of its Series B preferred stock that the Company has elected to convert all of the outstanding shares of Series A and Series B preferred stock to shares of common stock. Pursuant to the terms of the Series A and Series B preferred stock, the Company has set February 2, 2004 as the mandatory conversion date. The Series A preferred stock has a face value of $2.5 million, pays an 8.0% annual dividend and is convertible into 1,000,000 shares of Contango common stock. The Series B preferred stock has a face value of $5.0 million, pays an 8.0% annual dividend and is convertible into 1,136,364 shares of Contango common stock.”

Kenneth R Peak, Contango’s Chairman and Chief Executive Officer said, “The conversion of the Series A and Series B preferred stock helps Contango in two ways. First, we will save $600,00 in annual preferred dividends, or approximately $1.0 million pretax. Secondly, an additional 2.1 million shares will be added to our float, resulting in 11.5 million common shares being outstanding. In addition, we have stock options and warrants to purchase 1.1 million common shares that are currently “in-the-money” and expire in 2004. Assuming these stock options and warrants are exercised, we will receive $2.2 million in cash between now and year-end.”

Mr. Peak continued, “Our production is averaging approximately 16,000 MMBtued, with monthly EBITDAX, based on today’s price levels, of approximately $2.0 million per month anticipated between now and March 31st. Our liquidity is strong, with outstanding bank debt of $1.4 million and unused borrowing capacity of $18.6 million. We expect to file our Form 10-Q for the quarter ended December 31, 2003 around February 12th and will provide an operational update at that time.”

EBITDAX represents earnings before interest, income taxes, depreciation, depletion and amortization, impairment expenses, exploration expenses, including gain (loss) from hedging activities and sale of assets. The Company has reported EBITDAX because it believes EBITDAX is a measure commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. The Company believes EBITDAX assists investors in comparing a company’s performance on a consistent basis without regard to depreciation, depletion and amortization, impairment of natural gas and oil properties and exploration expenses, which can vary significantly depending upon accounting methods. EBITDAX is not a calculation based on U.S. generally accepted accounting principles and should not be considered an alternative to net income (loss) in measuring the Company’s performance or used as an exclusive measure of cash flow because it does not consider the impact of working

MCF IS NATURAL GAS
www.mcfx.biz

capital growth, capital expenditures, debt principal reductions and other sources and uses of cash, which are disclosed in the Company’s statements of cash flows. Investors should carefully consider the specific items included in the Company’s computation of EBITDAX. While the Company has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, investors should be cautioned that EBITDAX as reported by the Company may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service, preferred stock dividends and other commitments.

Contango is a Houston-based, independent natural gas and oil company. The Company explores, develops, produces and acquires natural gas and oil properties primarily onshore in the Gulf Coast and offshore in the Gulf of Mexico. Contango also owns a 10% partnership interest in a proposed LNG terminal in Freeport, Texas. Additional information can be found on our web page at www.mcfx.biz.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango’s expectations. The statements reflect Contango’s current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango’s publicly available reports filed with the Securities and Exchange Commission.

Contango Oil & Gas Company	For information, contact:
3700 Buffalo Speedway, Suite 960	Kenneth R. Peak
Houston, Texas 77098	(713) 960-1901
www.mcfx.biz

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